Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of FS Bancorp, Inc. of our report dated March 16, 2026, relating to the consolidated financial statements of Pacific West Bancorp and Subsidiary as of and for the year ended December 31, 2025.

/s/ Aprio, LLP

Lake Oswego, Oregon

June 29, 2026